Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of the Company, (b) Registration Statement No. 333-214415 on Form S-3 of the Company, (c) Registration Statement No. 333-201098 on Form S-8 of the Company, (d) Registration Statement No. 333-201099 on Form S-3 of the Company, (e) Registration Statement No. 333-207529 on Form S-8 of the Company, and (f) Registration Statement No. 333-215349 on Form S-8 of the Company, of our report dated March 27, 2017, relating to the consolidated financial statements of PEDEVCO Corp. and subsidiaries that appear in the Annual Report on Form 10-K of PEDEVCO Corp. for the year ended December 31, 2016.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

March 27, 2017